Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

AMENDMENT dated as of April 26, 2004 (this “Amendment”) to the Employment Agreement dated as of September 22, 2003 (“Employment Agreement”) by and between NPTest Holding Corporation, a Delaware corporation (together with its successors, the “Company”), and David Mullin (“Executive”).

WHEREAS, pursuant to the terms of the Employment Agreement, Executive is entitled to accelerated vesting of a portion of his stock options in connection with certain terminations of his employment with the Company following a Change in Control (as defined in the Employment Agreement);

WHEREAS, the Company has entered into a Merger Agreement dated as of February 22, 2004 (the “Merger Agreement”) with Credence Systems Corporation (“Credence”) and Cataline Corporation, a wholly owned subsidiary of Credence;

WHEREAS, Credence has indicated that it will not continue Executive’s employment after the consummation of the Merger (as defined in the Merger Agreement);

WHEREAS, the Board of Directors of the Company has determined it to be in the best interests of the Company and its stockholders to approve the changes to the Employment Agreement in this Amendment in partial consideration of Executive’s agreement to provide transitional services following a Change in Control, the efforts that have been and will be required from Executive in connection with completing a Change in Control and the increased anxiety associated with a potential Change in Control;

NOW THEREFORE the parties hereto agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Employment Agreement has the meaning assigned to such term in the Employment Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Employment Agreement shall, after this Amendment becomes effective, refer to the Employment Agreement as amended hereby.

Section 2. Amendment To Section 2.05(c). Section 2.05(c) of the Employment Agreement is hereby amended by adding the following to the end of the existing text:

“Notwithstanding the foregoing, upon the consummation of the merger of the Company with Cataline Corporation pursuant to the Merger Agreement dated as of February 22, 2004 by and among the Company, Cataline Corporation and Credence Systems Corporation, all of Executive’s outstanding options to purchase the Company’s common stock shall become fully vested and exercisable.”

Section 3. Transition Agreement. If requested by the Board, Executive agrees to remain available for transitional services for up to three months after the closing of a Change in Control; provided that Executive shall be provided reasonable compensation for any such post-closing services that requires more than a de minimis amount of Executive’s time.

Section 4. Termination of Amendment. In the event that the Merger Agreement is terminated without consummation of the Merger, this Amendment shall terminate and be null and void.

Section 5. Entire Agreement. This Amendment represents the entire agreement between Executive and the Company and its affiliates with respect to the matters referred to herein and supersedes all prior discussions, negotiations, and agreements concerning such matters.

Section 6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

NPTEST HOLDING CORPORATION

By:	/s/ Ashok Belani
Name:	Ashok Belani
Title:	Chief Executive Officer

EXECUTIVE

/s/ David Mullin
David Mullin

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